SILVESTRE LAW GROUP, P.C.

31200 Via Colinas, Suite 200
Westlake Village, CA 91362
(818) 597-7552
Fax (818) 597-7551

Ladies and Gentlemen:

We have acted as counsel for Neuralstem, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) of:

•	800,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”),

•	Series D Warrants to purchase 800,000 shares of Common Stock (the “Series D Warrants”),

•	Series E Warrants to purchase 800,000 shares of Common Stock (the “Series E Warrants”),

•	Series F Warrants to purchase 800,000 shares of Common Stock (the “Series F Warrants”);

•
the placement agent warrants to purchase up to 40,00 shares of Common Stock (“Placement Agent Warrant”)(collectively, the Series D, E and F warrants and the Placement Agent Warrants are referred to as the “Warrants”); and

•	2,440,000 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”)

together, the Shares, Warrants and the Warrant Shares are collectively referred to as the “Securities”, in each case pursuant to the Registration Statement on Form S-3 (File No. 333-153387) filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 9, 2008, as amended (the “Registration Statement”), the prospectus contained in such Registration Statement (“Prospectus”) and the prospectus supplement, dated June 30, 2009, relating to the Securities, filed or to be filed by the Company with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”).

 We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, Prospectus and the Prospectus Supplement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and non-assessable, (ii) the Warrants, when issued and sold by the Company in the manner described in the Registration Statement, Prospectus  and the Prospectus Supplement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be a valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing, and (iii) the Warrant Shares have been reserved, duly authorized and, if issued and sold against payment in accordance with the terms of the Warrants, would be validly issued, fully paid and non-assessable. This opinion is limited to matters governed by the Delaware General Corporation Law and the laws of the State of California.

We hereby consent to the filing of this opinion as an exhibit to a Form 8-K incorporated by reference in the Registration Statement and to the use of our name under the captions “Legal Matters” in the Prospectus and Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

/s/  Silvestre Law Group, P.C.